Exhibit 99

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply Appoints Jeanine J. Montgomery as Chief Accounting Officer

Peabody, Mass.-(BUSINESS WIRE)-June 18, 2013—Beacon Roofing Supply, Inc. (NASDAQ: BECN) (“Beacon” or the “Company”) announced today that Jeanine J. Montgomery has accepted the position of Vice President and Chief Accounting Officer effective July 8, 2013. Ms. Montgomery will oversee all consolidated financial and SEC reporting and maintain Beacon’s overall accounting policies and practices. She will be located in the Company’s Herndon, Virginia office.

Ms. Montgomery has been the Vice President of Accounting and Corporate Controller for GeoEye, Inc./DigitalGlobe, Inc., a public company that provides commercial high resolution earth imagery and geospatial solutions, since 2008. From 2005 to 2008, Ms. Montgomery was the Assistant Controller with publicly-traded USA Mobility, Inc. Prior to that, she held financial management roles with The Chesapeake Center, Digital Now Inc., Great American Savings Bank and Ernst & Young. She is a Certified Public Accountant and a member of the AICPA. She holds a Bachelor of Science degree in Accounting from the University of Virginia, Charlottesville.

Jeanine replaces the current Chief Accounting Officer Rick Welker who has agreed to remain with the Company to assist with the transition of responsibilities until August 9, 2013, when he will leave Beacon to pursue other career opportunities in the Boston, Massachusetts area.

Joe Nowicki, the Company’s Chief Financial Officer, stated: “Jeanine has a strong history of consolidated SEC financial reporting, SOX oversight and compliance, M&A financial analysis, and leadership development that makes her a perfect fit for Beacon. We feel very fortunate to bring a talented executive with her depth of financial experience to our team. Jeanine’s extensive financial background and leadership experience will be an important asset to us as we continue to grow. Under her guidance and oversight, our disciplined financial accounting culture will continue to serve the Company well in the years ahead. We would also like to thank Mr. Welker for his contributions to Beacon and leading the finance organization as the Acting CFO.”

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, operating 229 branches in 38 states in the United States and across Canada. The Company’s fiscal year 2012 sales exceeded $2 billion.

SOURCE: Beacon Roofing Supply

Joseph Nowicki, 571-323-3940

jnowicki@beaconroofingsupply.com

Forward-Looking Statements: This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.